 Exhibit 99.1

Water Now, Inc. Grants Distributorship To Asia Pacific Prime Corporation

Serving Water Purification Needs In The Philippine Islands

Fort Worth, Tx

January 22, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc., (OTC-WTNW), a world leader in flameless water purification technology has announced that Asia Pacific Prime Corporation has been named as the distributor for Water Now, Inc. for the Philippine Islands.  Asia Pacific Prime Corporation is headquartered in Hagatna, Guam, and has sales operations across Guam and The Philippine Islands.

“With the addition of Asia Pacific Prime to the Water Now, Inc. family we are making a firm commitment to growing our presence in The Philippines. More than 100 million people live on more than 2000 islands.  With annual exposure to typhoons, volcanic discharges, and other natural disasters, the importance of rapid access to fresh drinking water is critical.  We are very happy that Gene and his team at Asia Pacific Prime are joining with us to support this very important market,” said David King in making the announcement.

Water Now, Inc. is the manufacturer of the Aqua 1000, and the Aqua 125 water purification systems.  The Aqua 1000 delivers more than 800 gallons / 3200 liter of fresh drinking water per day.  The Aqua 125 and Aqua 125E both produce in excess of 80 gallons / 320 liters of water per day.  The Aqua 125 and Aqua 125E can produce drinking water from virtually any source of water, including salt water.  Water Now, Inc specializes in “Flameless” heating technology that rapidly heats water without using combustion technologies. This process allows for the rapid deployment of our units in almost any environment. Learn more at www.waternowinc.com.